EXHIBIT 99.1

Educational Development Corporation Announces Quarterly Dividend

TULSA, Okla., Sept. 06, 2018 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ: EDUC) (http://www.edcpub.com) today announced that the Board of Directors of EDC has approved a quarterly dividend of  $0.05 to the shareholders of record on September 17, 2018.  The dividend is expected to be paid on September 26, 2018.

Per Mr. White, “The approved dividend represents the second straight quarterly cash dividend paid by the Company during this fiscal year.  During August of 2018, the Company issued a stock dividend to the shareholders of record which had the effect of a 2 for 1 stock split.  The dividend declared today is consistent with historical $0.10 dividend paid last quarter but has been adjusted for the stock split to $0.05 per share.”

About Educational Development Corporation
EDC is a publishing company specializing in books for children. EDC is the sole American distributor of the UK-based Usborne Books and owns Kane Miller Books, specializing in children’s literature from around the world. EDC’s current catalog contains over 2,300 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via retail outlets and by direct sales consultants nationally.

Contact:
            Educational Development Corporation
            Randall White, (918) 622-4522